Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including any amendments thereto) with respect to the common stock, par value $0.0001 per share, of Latch, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of December 13, 2024.

PAN-AM EQUITIES INC.

By:	/s/ Scott Solomon
Name:	Scott Solomon
Title:	President and Chief Executive Officer

/s/ Gregory R. Manocherian
Gregory R. Manocherian

/s/ Kimberly Lopp-Manocherian
Kimberly Lopp-Manocherian

/s/ John F. Manocherian
John F. Manocherian

/s/ Douglas Levine
Douglas Levine

/s/ Kaisa M. Levine
Kaisa M. Levine

/s/ Abdi Mahamedi
Abdi Mahamedi

/s/ Carl D. Schroeder
Carl D. Schroeder

/s/ Lisa W. Schroeder
Lisa W. Schroeder